                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    for the Securities Exchange Act of 1934

     Filed by the Registrant  /X/
     Filed by a Party other than the Registrant  / /

     Check the appropriate box:

     / /  Preliminary Proxy Statement
     / /  Definitive Proxy Statement
     / /  Definitive Additional Materials
     /X/  Soliciting Material Pursuant 240.14a-11(c) or 240.14a-12

                           ICN PHARMACEUTICALS, INC.
                (Name of Registrant as Specified in its Charter)

                           ICN PHARMACEUTICALS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-7(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.*

4)  Proposed maximum aggregate value of transaction:

*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

TO: GUS WEIL,
PR NEWSWIRE MEMBER SERVICES 800-832-5522

SPI <SPI.A> buying stake in Hungarian company

        COSTA MESA, Calif., Jan 3 (Reuter) - SPI Pharmaceuticals Inc said it reached an agreement with the Hungarian government to acquire a 30 percent stake in <Alkaloida>, a leading pharmaceutical manufacturer in Hungary.

        As part of the deal, SPI said it intends to raise its percentage ownership in Alkaloida to a controlling interest of over 50 percent.

        Closing of the transaction is subject to due diligence, auditing and normal terms and conditions related to closing.

        -- New York Newsdesk 211-603-3310
REUTER
Rtr 09:06 01-03-94

:TICKER: SPI
:SUBJECT: DRUG USA
Copyright (c) 1994 Reuters Information Services, Inc.
Received by NewsEDGE/LAN: 1/3/94 9:05 AM

TO:     GUS WEILL,
        COURTESY OF PR NEWSWIRE MEMBER SERVICES / 800-832-5522

********************************************************************************

SPI Pharma, Hungarian Firm-2: Terms Not Disclosed

        COSTA MESA, Calif. -DJ- SPI Pharmaceuticals Inc. (SPI) has reached an agreement with the Hungarian government to acquire a 30% ownership in Alkaloida, a pharmaceutical manufacturer in Hungary.

        Terms weren't disclosed.

        In a press release, the company said it intends to increase its percentage ownership in Alkaloida to a controlling interest of more than 50%.

        The company said annual sales of Alkaloida are about $90 million, with almost two-thirds of the sales in foreign currency.

        SPI said actual closing of the transaction is subject to due diligence, auditing and normal terms and conditions related to closing.

        SPI is 42% owned by ICN Pharmaceuticals Inc. (ICN).

        (END) DOW JONES NEWS 01-03-94

        9:20 AM

:TICKER: ICN SPI
:SUBJECT: DRUG CA MNA
Copyright (c) 1994 Dow Jones and Company, Inc.
Received by NewsEDGE/LAN: 1/3/94 9:18 AM